Exhibit 8.3

November 29, 2011

Melco Crown Entertainment Limited (the “Company”)

36th Floor, The Centrium

60 Wyndham Street

Central

Hong Kong

Dear Sirs,

We are lawyers admitted and licensed to practice in the Macau Special Administrative Region of the People’s Republic of China (“Macau SAR”), and we have been requested to provide our opinion regarding the tax implications in the Macau SAR relating to the proposed sale from time to time by the Company or any selling shareholder of American Depository Shares (“ADSs”) representing three ordinary shares of the Company, with a par value of US0.01 each (the “Ordinary Share”) or Ordinary Shares, in connection with the filing of the Form F-3 Registration Statement under the Securities Act of 1933, dated November 29, 2011 (the “Form F-3”) with the Securities and Exchange Commission.

This opinion is limited to the Macau SAR law in force at the date hereof as applied by the Macau SAR courts. We express no opinion as to any laws, rules and regulations other than those of the Macau SAR and have not made any investigation on any laws, rules and regulations of any other jurisdiction.

1.	Documents examined

For the purpose of this opinion we have examined the originals or copies certified as true or fax copies or otherwise identified to our satisfaction of:

(i)	Form F-3; and

(ii)	Such other documents as we consider relevant to this opinion.

In addition we have made such enquiries and reviewed such matters of law and examined the originals or copies certified as true or otherwise identified to our satisfaction of such other documents, records and certificates as we have considered appropriate, relevant or necessary for the purpose of giving this opinion.

2.	Basic Assumptions

In such examination we have assumed:

a)	the authenticity of all documents submitted to us as originals and the conformity with the original documents of those submitted to us as certified copies or fax copies thereof;

b)	the compliance with matters of, and the validity and enforceability of the Form F-3 under, all such laws as are expressed to govern or relate to the Form F-3 other than the laws of the Macau SAR, on which law alone we herein opine;

c)	the accuracy of all matters expressed in or implied by the Form F-3, and the accuracy of all factual statements made in the documents examined, except as related to the Macau SAR law; and

d)	that there are no provisions of the laws of any jurisdictions outside the Macau SAR which would be contravened by the execution and delivery of the Form F-3 and that, in so far as any obligation under the Form F-3 falls to be performed in any jurisdiction outside the Macau SAR, its performance will not be illegal or adversely affected by virtue of the laws of that jurisdiction.

3.	Opinion

Based upon and subject to the foregoing and subject to any matters which may not have been disclosed to us, we are of the opinion that:

The Macau SAR taxes that in general terms might be attracted in connection with (i) the payment of dividends by the Company, and (ii) the proposed sale of the Company’s ADSs or Ordinary Shares, are:

1.	Industrial Contribution

Under the Industrial Contribution Regulation all corporate entities that carry out any commercial or industrial activity shall be subject to this tax, which is a fixed annual contribution, varying in accordance with the main activity of the company.

This tax is, however, currently suspended.

2.	Complementary Income Tax

In general terms, under the terms of the Complementary Income Tax Regulation, all entities, regardless of their respective place of residence or registered office, are subject to complementary income tax for the Global Income (as defined below) generated in the Macau SAR.

Global Income means the net annual profit derived from any commercial and industrial activity in the Macau SAR. All earnings, deducting the costs effectively incurred, documented and accepted by the tax authorities, will be subject to complementary income tax in the Macau SAR in accordance with tax return to be filed.

Considering that the Company does not carry out any activity in the Macau SAR: (i) dividends paid by the Company, and (ii) gains from the proposed sale of the Company’s ADSs or Ordinary Shares, shall not be deemed to constitute Global Income generated in the Macau SAR and, therefore, shall not fall within the scope of the Complementary Income Tax Regulation.

3.	Stamp duty

The proposed sale of the Company’s ADSs or Ordinary Shares does not attract stamp duty in the Macau SAR.

In view of the above, neither the Company’s ADSs nor its Ordinary Shares are subject to tax in the Macau SAR. The statements under the caption “Taxation” in the prospectus forming part of the Form F-3, to the extent that they constitute statements of Macau SAR law, are accurate in all material respects and that such statements constitute our opinion.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion speaks as of its date, is addressed to you for the benefit solely of yourselves, and it is not to be relied upon by any other person or for any other purpose nor is it to be quoted or referred to in any public document or filed with any governmental agency or other person without our consent, except that this opinion can be disclosed to the Securities and Exchange Commission and your legal advisors for the purpose of filing of the Form F-3.

Yours faithfully,

/s/ Manuela António
Manuela António